    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995

                                                       REGISTRATION NO. 33-62559
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             JACO ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                       NEW YORK                                             11-1978958
           (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER IDENTIFICATION NO.)
            INCORPORATION OR ORGANIZATION)

                            ------------------------
                   145 OSER AVENUE, HAUPPAUGE, NEW YORK 11788
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
                            ------------------------
                           JOEL H. GIRSKY, PRESIDENT
                             JACO ELECTRONICS, INC.
                                145 OSER AVENUE
                           HAUPPAUGE, NEW YORK 11788
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                            ------------------------
                                 (516) 273-5500
         (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
  COPIES OF ALL COMMUNICATIONS REGARDING THIS REGISTRATION STATEMENT SHOULD BE
                                    SENT TO:

                STEPHEN I. BUDOW, ESQ.                                 MARK A. KLEIN, ESQ.
        MORRISON COHEN SINGER & WEINSTEIN, LLP             FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN
                 750 LEXINGTON AVENUE                        9100 WILSHIRE BOULEVARD, 8TH FLOOR EAST
               NEW YORK, NEW YORK 10022                            BEVERLY HILLS, CA 90212-3480
              (212) 735-8600 (TELEPHONE)                            (310) 273-1870 (TELEPHONE)
              (212) 735-8708 (FACSIMILE)                            (310) 274-8293 (FACSIMILE)

                            ------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED       PROPOSED MAXIMUM
TITLE OF SECURITIES                AMOUNT TO BE            MAXIMUM OFFERING       AGGREGATE          AMOUNT OF
TO BE REGISTERED                   REGISTERED(1)           PRICE PER UNIT(2)   OFFERING PRICE(2)  REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10...... 1,840,000 shares(3)         $12.47           $22,944,800         $7,912.00
Representatives' Warrants.......... 70,000 warrants(4)          $ .001           $        70         $     .02
Common Stock....................... 70,000 shares(5)            $14.96           $ 1,047,200          $ 361.10
-------------------------------------------------------------------------------------------------------------------
Total............................................................................................     $8,273.12
-------------------------------------------------------------------------------------------------------------------

(1) As adjusted for a 4-for-3 stock split which was effective on September 22, 1995.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock on The Nasdaq National Market on September 5, 1995 (as adjusted for a 4-for-3 stock split which was effective on September 22, 1995).

(3) Includes 240,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(4) To be issued to the Representatives.

(5) Issuable upon exercise of the Representatives' Warrants. This Registration Statement also relates to such indeterminate number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Representatives' Warrants.

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             JACO ELECTRONICS, INC.

          CROSS REFERENCE SHEET PURSUANT TO ITEM 501 OF REGULATION S-K


ITEM NO. AND CAPTION                            LOCATION IN PROSPECTUS
--------------------                            ----------------------
  1.  Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus............................  Cover of Registration Statement; Cross
                                                Reference Sheet; Outside Front Cover Page
  2.  Inside Front and Outside Back Cover
        Pages of Prospectus...................  Available Information; Incorporation of Certain
                                                  Documents by Reference; Inside Front Cover
                                                  Page; Outside Back Cover Page
  3.  Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges....  Prospectus Summary; Incorporation of Certain
                                                  Documents by Reference; Risk Factors
  4.  Use of Proceeds.........................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price.........  Outside Front Cover Page; Underwriting
  6.  Selling Shareholders....................  Prospectus Summary; Principal and Selling
                                                  Shareholders
  7.  Plan of Distribution....................  Underwriting; Inside Front Cover Page
  8.  Description of Securities to
        be Registered.........................  Description of Capital Stock
  9.  Interests of Named Experts and
        Counsel...............................  Legal Matters
 10.  Information with Respect to the
        Registrant............................  Prospectus Summary; Capitalization; Selected
                                                  Consolidated Financial Data; Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business; Management
 11.  Incorporation of Certain Information by
        Reference.............................  Incorporation of Certain Documents by Reference
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...........................  Inapplicable

ITEM 16.  EXHIBITS


  EXHIBIT
    NO.
  --------
   1.1       Final form of Underwriting Agreement (Previously filed)
   4.1       Form of Common Stock Certificate, incorporated by reference to the Company's
             Registration Statement on Form S-1, Commission File No. 2-91547, filed June 9,
             1984, Exhibit 4.1
   4.2       Final form of Representatives' Warrant Agreement (with form of Representatives'
             Warrant Certificate attached thereto as Exhibit A). (Previously filed)
   5.1       Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the shares of Common Stock.
  10.1       Sale and leaseback with Bemar Realty Company (as assignee of Hi-Tech Realty
             Company), incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1983, Exhibit 10(1), pages 48-312.
  10.2       Amendment No. 1 to Lease between the Company and Bemar Realty Company (as assignee of Hi-Tech Realty Company), incorporated by reference to the Company's
             Registration Statement on Form S-1, Commission File No. 2-91547, filed June 9,
             1984, Exhibit 10.2.
  10.3       1993 Non-Qualified Stock Option Plan, incorporated by reference to the Company's
             Annual Report on Form 10-K for the year ended June 30, 1993, Exhibit 10.6.
  10.4       Stock Purchase Agreement, dated as of February 8, 1994 by and among the Company and Reilrop, B.V. and Guaranteed by Cray Electronics Holdings PLC, incorporated by reference to the Company's Current Report on Form 8-K, dated March 11, 1994.
  10.5       1993 Stock Option Plan for Outside Directors, incorporated by reference to the
             Company's Annual Report on Form 10-K, filed October 7, 1994, Exhibit 10.8.
  10.6       Employment Agreement between Joel H. Girsky and the Company, dated December 29,
             1989, incorporated by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1990, Exhibit 10.3.
  10.7       Employment Agreement between Joel H. Girsky and the Company, dated October 5,
             1994, incorporated by reference to the Company's Annual Report on Form 10-K, filed
             October 7, 1994, Exhibit 10.9.
  10.8       Authorized Electronic Industrial Distributor Agreement, dated as of August 24,
             1970 by and between AVX and the Company, incorporated by reference to the
             Company's Annual Report on Form 10-K, filed September 12, 1995, Exhibit 10.10.
  10.9       Electronic Corporation Distributor Agreement, dated November 15, 1974, by and between Kemet and the Company, incorporated by reference to the Company's Annual
             Report on Form 10-K, filed September 12, 1995, Exhibit 10.11.
  23.1       Consent of Morrison Cohen Singer & Weinstein, LLP (included in the Opinion of
             Morrison Cohen Singer & Weinstein, LLP as Exhibit 5.1).
  23.2       Consent of Grant Thornton LLP (included in Part II of this Registration
             Statement).
  24.1       Power of Attorney (included in the signature page filed as a part of this
             Registration Statement).
  99.1       General Loan and Security Agreement dated January 20, 1989, between the Company as borrower and The Bank of New York Commercial Corporation ("BNYCC") as secured party, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 1989, Exhibit 28(1).

  EXHIBIT
    NO.
  --------


  99.2       Loan and Security Agreement -- Accounts Receivable and Inventory, dated January
             20, 1989, between the Company and BNYCC, incorporated by reference to the
             Company's Current Report on Form 8-K filed January 31, 1989, Exhibit 28(2).
  99.3       Letter of Credit and Security Agreement, dated January 20, 1989, between the
             Company and BNYCC, incorporated by reference to the Company's Current Report on
             Form 8-K filed January 31, 1989, Exhibit 28(3).
  99.4       Amendment to Term Loan Notes (the "Term Notes") executed by the Company in favor of BNYCC dated January 13, 1992, together with Letters from R.C. Components, Inc.,
             Quality Components, Inc., Micatron, Inc. and Distel, Inc., each a subsidiary of the Company and a guarantor of the obligations evidenced by the Term Notes, to
             BNYCC acknowledging the amendment to the Term Notes for the extension of the maturity date of each such note, incorporated by reference to the Company's 1992
             10-K, Exhibit 28.4.
  99.5       Amendment Nos. 1 through 4 to Loan and Security Agreement between the Company and
             BNYCC, incorporated by reference to the Company's Annual Report on Form 10-K, filed October 7, 1994, Exhibit 99.5.
  99.6       $1,500,000 Additional Term Loan Note, executed by the Company in favor of BNYCC, dated March 11, 1994, incorporated by reference to the Company's Annual Report on
             Form 10-K, filed October 7, 1994, Exhibit 99.6.
  99.7       Restated and Amended Loan and Security Agreement, dated April 25, 1995, among the
             Company, Nexus and BNYCC, together with an Amendment to Term Loan Note executed by the Company in favor of BNYCC and Letter executed by R.C. Components, Inc.,
             Quality Components, Inc., Micatron Inc., Distel, Inc. and Jaco Overseas, Inc.
             (Previously filed)
  99.8       Second Restated and Amended Loan and Security Agreement dated September 13, 1995 among Jaco Electronics, Inc., Nexus Custom Electronics, Inc., The Bank of New York
             Commercial Corporation and NatWest Bank, N.A. (Previously filed)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on October 17, 1995.


                                          JACO ELECTRONICS, INC.

                                          By:           JOEL H. GIRSKY

                                            ------------------------------------
                                              Joel H. Girsky, Chairman of the
                                               Board, President and Treasurer

                                          By:           JEFFREY D. GASH

                                            ------------------------------------
                                            Jeffrey D. Gash, Principal Financial
                                                   and Accounting Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                  SIGNATURE                                TITLE                    DATE
---------------------------------------------    -------------------------    -----------------
                JOEL H. GIRSKY                   Chairman of the Board,       October 17, 1995
                                                  President and Treasurer
---------------------------------------------
               Joel H. Girsky
        /s/  CHARLES S. GIRSKY*                   Executive Vice President     October 17, 1995
                                                  and Director
---------------------------------------------
              Charles S. Girsky
           /s/  STEPHEN A. COHEN*                 Director                     October 17, 1995

---------------------------------------------
              Stephen A. Cohen
               /s/  EDWARD M. FRANKEL*             Director                     October 17, 1995
---------------------------------------------
              Edward M. Frankel
         *By   JOEL H. GIRSKY

---------------------------------------------
    (Joel H. Girsky, at attorney-in-fact)

                               INDEX TO EXHIBITS


  EXHIBIT
    NO.                                   DESCRIPTION
  --------   ----------------------------------------------------------------------
   1.1       Final form of Underwriting Agreement (Previously filed)
   4.1       Form of Common Stock Certificate, incorporated by reference to the
             Company's Registration Statement on Form S-1, Commission File No.
             2-91547, filed June 9, 1984, Exhibit 4.1
   4.2       Final form of Representatives' Warrant Agreement (with form of
             Representatives' Warrant Certificate attached thereto as Exhibit A).
             (Previously filed)
   5.1       Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the shares of Common Stock.
  10.1       Sale and leaseback with Bemar Realty Company (as assignee of Hi-Tech
             Realty Company), incorporated by reference to the Company's Annual
             Report on Form 10-K for the year ended June 30, 1983, Exhibit 10(1), pages 48-312.
  10.2       Amendment No. 1 to Lease between the Company and Bemar Realty Company
             (as assignee of Hi-Tech Realty Company), incorporated by reference to the Company's Registration Statement on Form S-1, Commission File No.
             2-91547, filed June 9, 1984, Exhibit 10.2.
  10.3       1993 Non-Qualified Stock Option Plan, incorporated by reference to the
             Company's Annual Report on Form 10-K for the year ended June 30, 1993,
             Exhibit 10.6.
  10.4       Stock Purchase Agreement, dated as of February 8, 1994 by and among the Company and Reilrop, B.V. and Guaranteed by Cray Electronics
             Holdings PLC, incorporated by reference to the Company's Current
             Report on Form 8-K, dated March 11, 1994.
  10.5       1993 Stock Option Plan for Outside Directors, incorporated by reference to the Company's Annual Report on Form 10-K, filed October
             7, 1994, Exhibit 10.8.
  10.6       Employment Agreement between Joel H. Girsky and the Company, dated
             December 29, 1989, incorporated by reference to the Company's Annual
             Report on Form 10-K for the year ended June 30, 1990, Exhibit 10.3.
  10.7       Employment Agreement between Joel H. Girsky and the Company, dated
             October 5, 1994, incorporated by reference to the Company's Annual
             Report on Form 10-K, filed October 7, 1994, Exhibit 10.9.
  10.8       Authorized Electronic Industrial Distributor Agreement, dated as of
             August 24, 1970 by and between AVX and the Company, incorporated by reference to the Company's Annual Report on Form 10-K, filed September
             12, 1995, Exhibit 10.10.
  10.9       Electronic Corporation Distributor Agreement, dated November 15, 1974, by and between Kemet and the Company, incorporated by reference to the
             Company's Annual Report on Form 10-K, filed September 12, 1995,
             Exhibit 10.11.
  23.1       Consent of Morrison Cohen Singer & Weinstein, LLP (included in the
             Opinion of Morrison Cohen Singer & Weinstein, LLP as Exhibit 5.1).
  23.2       Consent of Grant Thornton LLP (included in Part II of this
             Registration Statement).

  EXHIBIT
    NO.                                   DESCRIPTION
  --------   ----------------------------------------------------------------------
  24.1       Power of Attorney (included in the signature page filed as a part of this Registration Statement).
  99.1       General Loan and Security Agreement dated January 20, 1989, between the Company as borrower and The Bank of New York Commercial
             Corporation ("BNYCC") as secured party, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 1989,
             Exhibit 28(1).
  99.2       Loan and Security Agreement -- Accounts Receivable and Inventory,
             dated January 20, 1989, between the Company and BNYCC, incorporated by reference to the Company's Current Report on Form 8-K filed January
             31, 1989, Exhibit 28(2).
  99.3       Letter of Credit and Security Agreement, dated January 20, 1989, between the Company and BNYCC, incorporated by reference to the
             Company's Current Report on Form 8-K filed January 31, 1989, Exhibit
             28(3).
  99.4       Amendment to Term Loan Notes (the "Term Notes") executed by the
             Company in favor of BNYCC dated January 13, 1992, together with
             Letters from R.C. Components, Inc., Quality Components, Inc.,
             Micatron, Inc. and Distel, Inc., each a subsidiary of the Company and a guarantor of the obligations evidenced by the Term Notes, to BNYCC acknowledging the amendment to the Term Notes for the extension of the maturity date of each such note, incorporated by reference to the
             Company's 1992 10-K, Exhibit 28.4.
  99.5       Amendment Nos. 1 through 4 to Loan and Security Agreement between the
             Company and BNYCC, incorporated by reference to the Company's Annual
             Report on Form 10-K, filed October 7, 1994, Exhibit 99.5.
  99.6       $1,500,000 Additional Term Loan Note, executed by the Company in favor of BNYCC, dated March 11, 1994, incorporated by reference to the
             Company's Annual Report on Form 10-K, filed October 7, 1994, Exhibit
             99.6.
  99.7       Restated and Amended Loan and Security Agreement, dated April 25,
             1995, among the Company, Nexus and BNYCC, together with an Amendment to Term Loan Note executed by the Company in favor of BNYCC and Letter executed by R.C. Components, Inc., Quality Components, Inc., Micatron
             Inc., Distel, Inc. and Jaco Overseas, Inc. (Previously filed)
  99.8       Second Restated and Amended Loan and Security Agreement dated
             September 13, 1995 among Jaco Electronics, Inc., Nexus Custom
             Electronics, Inc., The Bank of New York Commercial Corporation and
             NatWest Bank, N.A. (Previously filed)